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                                                                      EXHIBIT 11
               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
                         Earnings Per Common Share Data
                         APB Opinion No.15 Calculation

                                                                         Period Ended September 30, 1994
                                                              ------------------------------------------------------
                                                               Three Months Ended                  Nine Months Ended
                                                              --------------------                --------------------
                                                              1994             1993               1994             1993
                                                              ----             ----               ----             ----
                                                                           (In millions of dollars and shares)
Primary:
   Net earnings (loss)                                       $   651           $   423            $ 2,545         $ (3,328)
   Preferred stock dividend                                      (20)              (20)               (60)             (60)
                                                             -------           -------            -------         --------
   Earnings (loss) attributable to common stock              $   631           $   403            $ 2,485         $ (3,388)
                                                             =======           =======            =======         ========


   Weighted average shares outstanding                         354.4             351.4              354.2            342.5
   Shares issued on exercise of dilutive options                10.1              10.0               10.5               --
   Shares purchased with proceeds of options                    (6.0)             (4.8)              (5.7)              --
   Shares contingently issuable                                  0.3               1.3                0.3               --
                                                             -------           -------            -------         --------
   Shares applicable to primary earnings (loss)                358.8             357.9              359.3            342.5
                                                             =======           =======            =======         ========


Fully Diluted:
   Net earnings                                              $   651           $   423            $ 2,545         $     --
   Preferred stock dividend                                       --                --                 --               --
                                                             -------           -------            -------         --------
   Earnings attributable to common stock                     $   651           $   423            $ 2,545         $     --
                                                             =======           =======            =======         ========


   Weighted average shares outstanding                         354.4             351.4              354.2               --
   Shares issued on exercise of dilutive options                10.1              12.3               10.5               --
   Shares purchased with proceeds of options                    (6.0)             (6.7)              (5.7)              --
   Shares applicable to convertible preferred stock             47.9              47.9               47.9               --
   Shares contingently issuable                                  1.0               1.3                0.9               --
                                                             -------           -------            -------         --------
   Shares applicable to fully diluted earnings                 407.4             406.2              407.8               --
                                                             =======           =======            =======         ========


Per Common Share Data:                                                              (In dollars)
   Primary:
      Earnings before cumulative effect of
         changes in accounting principles                    $  1.76           $  1.13            $  6.92         $   4.61
      Cumulative effect of changes in
         accounting principles                                    --                --                 --           (14.50)
                                                             -------           -------            -------         --------
      Net earnings (loss) per common share                   $  1.76           $  1.13            $  6.92         $  (9.89)
                                                             =======           =======            =======         ========

   Fully Diluted:
      Earnings before cumulative effect of
         changes in accounting principles                    $  1.60           $  1.04            $  6.24         $     --
      Cumulative effect of changes in
         accounting principles                                    --                --                 --               --
                                                             -------           -------            -------         --------
      Net earnings per common share                          $  1.60           $  1.04            $  6.24         $     --
                                                             =======           =======            =======         ========


Note: Earnings (loss) per common share amounts were computed by dividing earnings (loss) after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding.
        In the three months ended September 30, 1994 and 1993, and in the nine months ended September 30, 1994, fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalents outstanding. Computations of primary earnings per common share exclude the effect of common stock equivalents and shares contingently issuable for any period in which their inclusion would have the effect of increasing the earnings per common share amount or decreasing the loss per common share amount otherwise computed. Fully diluted per common share amounts are not applicable for loss periods.